ARTICLES OF AMENDMENT TO THE CHARTER
                       OF PROFFITT'S, INC.


     Pursuant to the provisions of Section 6.02 of the Tennessee
Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Charter.


     A.  The name of the corporation is PROFFITT'S, INC. (the
"Corporation").


     B. The Charter is amended by increasing the number of authorized shares of Series C Junior Preferred Stock from 200,000 shares to 500,000 shares.


     C.  As of the date of this Amendment, no shares of Series C
Junior Preferred Stock have been issued.


     D. The Amendment was duly adopted on November 17, 1995 by the Board of Directors of the Corporation.


     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed by R. Brad Martin, its Chairman and Chief Executive Officer, and attested by Julia A. Bentley, its Secretary, this 6th day of February, 1996.



                                   PROFFITT'S, INC.


                               By:___________________
                                  R. Brad Martin, Chairman and
                                   Chief Executive Officer

ATTEST:

By:_______________________
   Julia A, Bentley, Secretary